Exhibit 10.1

SECOND AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of March 11, 2019 between ENPRO INDUSTRIES, INC., a North Carolina corporation (the “Company”) with its principal place of business in Charlotte, North Carolina, and STEPHEN E. MACADAM (“Executive”) to amend the Executive Employment Agreement dated as of March 10, 2008 between the Company and Executive (the “Initial Agreement”), as amended by the Amendment to Executive Employment Agreement dated as of August 4, 2010 between the Company and Executive (the Initial Agreement as so amended is referred to as the “Agreement”). Terms not otherwise defined herein have the meanings given to them in the Agreement.
RECITALS
WHEREAS, on this date hereof the Executive has communicated to the Company his final decision to retire as the Chief Executive Officer and President of the Company on July 29, 2019 and his willingness to continue to serve as an employee of the Company through February 29, 2020 to facilitate the transition of the leadership of the Company; and
WHEREAS, the Company wishes to retain the Executive’s services for those purposes from July 29, 2019 through February 29, 2020; and
WHEREAS, the Executive and the Company desire to amend the Agreement to provide for the terms of the Executive’s retirement on this basis;
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendment of Employment Agreement. The Agreement is hereby amended to provide that:
(a)    Effective as of the close of business on July 29, 2019, Executive shall retire, and therefore be deemed to have resigned from and cease to serve, as the Company’s Chief Executive Officer and President, and from that time until February 29, 2020 the Company shall employ Executive, subject to the terms and conditions of the Agreement, as Vice Chairman. As Vice Chairman, Executive shall receive base salary at the same rate as is currently paid by the Company to Executive, and he shall report to the Board and provide such assistance to the Chief Executive Officer of the Company to facilitate the transition in leadership of the Company as the Board and the Chief Executive Officer of the Company may reasonably request.
(b)    Executive shall not be included in management’s slate for election as a member of the Board at the 2020 annual meeting of shareholders and shall not participate in the Company’s Senior Executive Annual Performance Plan and LTIP Plan with respect to awards to be made for, or for performance cycles beginning in, 2020 and shall not participate in awards of restricted stock units or other equity awards to be made after the date hereof under any equity compensation plan of the Company.
(c)    Executive’s retirement as an employee on February 29, 2020 shall be deemed to be a resignation of employment by the Executive on that date for the purposes of the Agreement and under all compensation and benefits awards, plans and policies of the Company, except to the extent that the Agreement and such compensation and benefits awards, plans and policies provide for differing treatment for termination of employment by retirement in which case, except as provided herein, it shall be deemed to be a qualifying retirement on that date.
(d)    The foregoing shall supersede any provision to the contrary set forth in the Agreement.
2.    Treatment of Outstanding Awards. The Company and Executive hereby amend all agreements for outstanding awards made to Executive under the LTIP Plan, both for awards payable in cash and awards payable in shares of the Company’s common stock, to provide that in determining the amount of proration of such awards upon Executive’s retirement the effective date of such retirement shall be December 31, 2019 notwithstanding Executive’s continued employment to February 29, 2020. For example, if Executive continues employment until the February 29, 2020 retirement date, the pro-rations in the preceding sentence shall be (i) 12/36 for purposes of the LTIP awards for the 2019 - 2021 LTIP performance cycle and (ii) 24/36 for purposes of the LTIP awards for the 2018 - 2020 LTIP performance cycle; with the LTIP awards for the 2017 – 2019 LTIP performance cycle having been fully vested. For the sake of clarity, the Company and Executive agree that with respect to any outstanding awards of restricted stock units awarded to Executive under the Company’s Amended and Restated 2002 Equity Compensation Plan, in determining the amount of proration of such awards upon Executive’s retirement the effective date of such retirement shall be the date his employment ceases upon retirement (anticipated to be February 29, 2020). For example, if Executive continues employment until the February 29, 2020 retirement date, the pro-rations in the preceding sentence shall be (i) 12/36 for purposes of the restricted stock units awarded on February 12, 2019 and (ii) 24/36 for purposes of the restricted stock units awarded on February 12, 2018; with all restricted stock units awarded on February 13, 2017 having been fully vested.
3.    License of Certain Works.
(a)    The Company hereby grants to Executive and his affiliates a perpetual, nonexclusive, worldwide, non-transferable, sublicenseable right and license to reproduce, publicly perform, display, transmit and distribute written works and materials related to the field of human development and organizational design created by Executive during his employment with the Company (the “Works”), including the right to translate, alter, modify and create derivative works of such Works through all media now known or hereinafter developed.
(b)    The Company reserves all rights not expressly granted to Executive under this paragraph 3. No use by the Company of the Works in any medium or manner will be deemed to interfere with the permissions made to Executive and his affiliates by the Company hereunder.

Except for the license in the Works expressly granted to Executive and his affiliates hereunder, Executive acknowledges that all right, title and interest in and to the Works are owned and controlled by Company. Executive shall ensure that the use of the Works by him and/or by his affiliates is marked with appropriate copyright notices as may be specified by the Company from time to time.
4.    Choice of Law. This Amendment is to be governed by the substantive law of the State of North Carolina without regard to the conflict-of-laws principles thereof.
5.    Remainder Unchanged. The provisions of the Agreement and any award agreements under the LTIP Plan unchanged by this Amendment shall remain in full force and effect.
6.    Counterparts. This Amendment may be executed in separate counterparts, each of which is to be deemed to be an original and both of which taken together are to constitute one and the same agreement. Facsimile execution and delivery of this Amendment by either party shall constitute a legal, valid and binding execution and delivery of this Amendment.

The parties are signing this Amendment as of the date set forth on the first page of this Amendment.
ENPRO INDUSTRIES, INC.

By:	/s/ J. Milton Childress II
J. Milton Childress II
Executive Vice President and Chief
Financial Officer

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel
and Secretary

/s/ Stephen E. Macadam
STEPHEN E. MACADAM

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